Exhibit 107

Calculation of Filing Fee Tables

FORM F-4

(Form Type)

UBS Group AG

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary shares of UBS Group AG with a nominal value of CHF 0.10 each	457(c), 457(f)(1)	178,031,943(1)	N/A	$3,641,963,836.42(2)	$0.00011020	$401,344.42(3)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$3,641,963,836.42(3)		$401,344.42(3)

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$401,344.42

(1)

Represents the maximum number of registered ordinary shares of UBS Group AG (“UBS Group AG”), with a nominal value of USD 0.10 each (a “UBS Group AG Share” and, collectively, the “UBS Group AG Shares”), estimated to be issuable upon completion of the transaction described in the registration statement on Form F-4 of UBS Group AG with which this exhibit is filed. The calculation of the number of UBS Group AG Shares being registered was based on the product of (a) 4,002,158,062, an estimate of the maximum number of registered ordinary shares of Credit Suisse, with nominal value CHF 0.04 per share (a “Credit Suisse Ordinary Share” and, collectively, the “Credit Suisse Ordinary Shares”) and Credit Suisse American Depositary Shares, each representing a beneficial interest in one Credit Suisse Ordinary Share (a “Credit Suisse ADS” and, collectively, the “Credit Suisse ADSs”) issued and outstanding as of April 19, 2023, and (b) the exchange ratio of 1/22.48.

(2)

Estimated solely for purposes of calculating the amount of the registration fee, the proposed maximum aggregate offering price of the securities being registered was calculated pursuant to Rules 457(c) and 457(f)(1) and is based on the product of (a) $0.91, the average of the high and low prices for Credit Suisse ADSs as reported on the New York Stock Exchange on April 19, 2023, and (b) 4,002,158,062 (which represents the estimated maximum number of shares of Credit Suisse Ordinary Shares and Credit Suisse ADSs that may be converted into UBS Group AG Shares upon completion of the transaction, as described in footnote (1) above).

(3)

The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the U.S. Securities Act of 1933, as amended, by multiplying the proposed maximum aggregate offering price by 0.00011020.